Microsoft Word 10.0.5522;2





                                    Report of Independent Accountants


To the Board of Trustees and Shareholders of Goldman Sachs Trust:

In planning and performing our audits of the financial statements and financial highlights (hereinafter referred to as ?financial statements?) of the following funds of the Goldman Sachs Trust: Research Select Fund, Balanced Fund, Growth and Income Fund, Mid Cap Value Fund, Small Cap Value Fund, Capital Growth Fund, Strategic Growth Fund, Growth Opportunities Fund, Concentrated Growth Fund, Large Cap Value Fund, International Equity Fund, Emerging Markets Equity Fund, Asia Growth Fund, Japanese Equity Fund, European Equity Fund, International Growth Opportunities Fund, CORE Large Cap Growth Fund, CORE U.S. Equity Fund, CORE Small Cap Equity Fund, CORE International Equity Fund and CORE Large Cap Value Fund (collectively referred to as the ?Funds?) for the year ended
August 31, 2003, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity?s objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2003.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



PricewaterhouseCoopers LLP
Boston, Massachusetts
October 22, 2003